UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ___)*


                       Fidelity National Title Group, Inc.
                                (Name of Issuer)


                    Common Stock, $.0001 par value per share
                         (Title of Class of Securities)


                                    31620R105
                                 (CUSIP Number)



                                December 31, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                       ------------------
CUSIP No. 31620R105                   13G                     Page 2 of 5 Pages
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chilton Investment Company, LLC
      87-0742367
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     2,041,386
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             2,041,386
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,041,386
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IA
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP No. 31620R105                   13G                     Page 2 of 5 Pages
-----------------------                                       ------------------


Item 1(a).         Name of Issuer.
                   Fidelity National Title Group, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices.
                   601 Riverside Avenue
                   Jacksonville, FL 32204

Item 2(a).         Names of Person Filing.
                   Chilton Investment Company, LLC

Item 2(b).         Address of Principal Business Office or, if None, Residence.
                   1266 East Main Street, 7th Floor
                   Stamford, CT 06902

Item 2(c).         Citizenship.
                   State of Delaware

Item 2(d).         Title of Class of Securities.
                   Common Stock, $.0001 par value

Item 2(e).         Cusip Number.
                   31620R105

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

    (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-----------------------                                       ------------------
CUSIP No. 31620R105                   13G                     Page 4 of 5 Pages
-----------------------                                       ------------------


Item 4.            Ownership.

                   (a)   Amount beneficially owned: 2,041,386

                   (b)   Percent of class:   6.7%

                   (c)   Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct
                               the vote: 2,041,386
                         (ii)  Shared power to vote or to direct
                               the vote: 0
                         (iii) Sole power to dispose or to direct
                               the disposition of: 2,041,386
                         (iv)  Shared power to dispose or to direct
                               the disposition of: 0

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership of More Than Five Percent On Behalf of Another
                   Person.

                   Inapplicable.

                   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Item 7.            Company or Control Person.

                   Inapplicable.

Item 8.            Identification and Classification of Members of the Group.

                   Inapplicable.

Item 9.            Notice of Dissolution of Group.

                   Inapplicable.

-----------------------                                       ------------------
CUSIP No. 31620R105                   13G                     Page 5 of 5 Pages
-----------------------                                       ------------------

Item 10.           Certifications.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006


                                        Chilton Investment Company, LLC



                                    By: /s/ James Steinthal
                                        ---------------------------------------
                                        Name:  James Steinthal
                                        Title: Managing Director